NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                                FOR IMMEDIATE RELEASE

                                                                                January 28, 2010

Norfolk Southern seeks approval to declassify its board of directors

NORFOLK, VA. - Norfolk Southern Corp. (NYSE: NSC) said today it will seek to declassify its board of directors, as an enhancement to the company's corporate governance practices.

Declassification would subject all Norfolk Southern directors to annual election, replacing the current structure in which three classes of directors are elected for staggered three-year terms.

"The decision to seek declassification sends a message of accountability," said Norfolk Southern Chairman and CEO Wick Moorman.  "Shareholder interests will be better served when our owners have an annual opportunity to evaluate the entire board's performance."

To implement declassification, the board will seek shareholder approval to amend the company's articles of incorporation at the 2010 annual meeting of stockholders.  If approved, declassification will begin at the 2011 annual meeting.  At that time, the board will nominate director candidates for one-year terms to fill vacancies as of that date.  Directors elected to serve three-year terms prior to the amendment's approval, and directors elected at the 2010 annual meeting, will continue to serve until their terms expire. Beginning at the 2013 annual meeting, the entire Norfolk Southern board of directors will be elected annually.

Norfolk Southern Corporation is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)